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                                                                EXHIBIT 10.15(a)

                           EDDIE BAUER HOLDINGS, INC.
                                EDDIE BAUER, INC.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of December 14, 2005 (the "Effective Date"), by and between Eddie Bauer Holdings, Inc. ("Holdings"), a Delaware corporation, and its operating subsidiary Eddie Bauer, Inc. ("Eddie Bauer"), a Delaware corporation (collectively, the "Company"), on the one hand, and Fabian Mansson (the "Executive"), on the other, (each a "party" and, collectively, the "parties").

                                  WITNESSETH:

      WHEREAS, the Executive was employed by Eddie Bauer as its President and Chief Executive Officer beginning on July 1, 2002; and

      WHEREAS, on March 17, 2005, Eddie Bauer and certain of its affiliates, including Spiegel, Inc. ("Spiegel"), commenced cases (the "Bankruptcy Proceedings") under Chapter 11 of the United States Code (the "Bankruptcy Code") by filing petitions with the Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and continued to operate their businesses as debtors and debtors in possession (each a "Debtor"); and

      WHEREAS, with the approval of the Bankruptcy Court, the Executive, Eddie Bauer and Spiegel entered into a written Employment Agreement for a period commencing as of April 1, 2003 that otherwise would have terminated as of December 31, 2005 (the "2003 Employment Agreement");

      WHEREAS, the Bankruptcy Court confirmed a Modified First Amended Joint Plan of Reorganization of Affiliated Debtors on May 25, 2005 (the "Plan"); and

      WHEREAS, pursuant to the Plan, Holdings became the owner of the common stock of Eddie Bauer; and

      WHEREAS, the Company has determined that it is essential and in its best interests to retain the services of Eddie Bauer's key management personnel and to ensure their continued dedication and efforts; and

      WHEREAS, the Executive is experienced in all phases of the Company's business and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

      WHEREAS, each of the Boards of Directors of Holdings and Eddie Bauer has determined that it is in the best interest of the Company to secure the continued services and employment of the Executive, and the Executive is willing to render such services on the terms and conditions set forth herein; and

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      WHEREAS, the parties wish to enter into this Agreement and thereby supersede in its entirety the 2003 Employment Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

      1. TERM. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment, in accordance with the terms and conditions set forth herein, for a term (the "Term") commencing on the Effective Date and expiring, unless otherwise terminated in accordance with the applicable provisions of this Agreement, at 11:59 p.m. on the day immediately preceding the third anniversary of the Effective Date (the "Expiration Date"). For all purposes of this Agreement, the term "the Company" shall mean Holdings and Eddie Bauer, jointly and severally. In the event that the Company and the Executive do not agree, in writing, at least six (6) months prior to the Expiration Date to extend the term of the Executive's employment beyond such date, unless otherwise terminated in accordance with the applicable provisions of this Agreement the Executive's employment shall terminate at 11:59 p.m. on the Expiration Date. Such termination is referred to herein as "Non-Renewal."

      2.    EMPLOYMENT.

            (a)   Position.

                  (i) The Executive shall be employed by the Company as the President and Chief Executive Officer of each of Holdings and Eddie Bauer or in such higher capacity as agreed by the Company and the Executive. The Executive shall be the highest ranking officer of the Company, shall report only to the Board of Directors of Holdings (the "Board"), and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity. Subject to the terms of Holding's Compensation Committee Charter, the Executive shall have the authority to (x) hire, promote, demote, discipline and fire all other senior executive officers of the Company, (y) other than with respect to himself, make recommendations with respect to the total compensation payable to such executive officers, either categorically or on an individualized basis, as may be appropriate, and (z) determine the total compensation payable to each such executive officer other than any performance-based compensation payable to named executive officers (which such performance-based compensation would not be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") if determined by anyone other than the Company's outside directors).

                  (ii) During the Term, the Company agrees to use its best efforts to nominate the Executive for election to both the Board and the board of directors of Eddie Bauer (the "Eddie Bauer Board"), and to any executive committee of the Board or the Eddie Bauer Board, as applicable, and to use its best efforts to cause Executive to be

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elected to the Board and to the Eddie Bauer Board (and to any corresponding executive committee) at each applicable annual meeting of stockholders during his employment hereunder at which Executive's applicable director term comes up for election. Executive agrees to serve on the Board and on the Eddie Bauer Board if elected, in each case without additional compensation. The Executive also shall, to the extent appointed or elected, serve as a director, or as a member of any committee, of the board (or the equivalent bodies in a non-corporate subsidiary or affiliate) of any of the Company's subsidiaries or affiliates (including Eddie Bauer) and as an officer or employee (in a capacity commensurate with his position with the Company) of any such subsidiaries or affiliates, in all cases without additional compensation or benefits. Any compensation paid to the Executive, or benefits provided to the Executive, in such capacities shall be credited against amounts due hereunder from the Company.

            (b) Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as (i) such activities do not materially interfere with the performance of the Executive's responsibilities hereunder and (ii) the Executive obtains the consent of the Chairman of the Board with respect to his service on any for-profit corporate board, such consent not to be unreasonably withheld, conditioned or delayed. The Company hereby acknowledges that the Executive is the sole owner of Poughkeepsie AB, a corporation organized under the laws of Sweden, and that the Chairman has approved the Executive's continued ownership of that enterprise. The Executive may retain any compensation or benefits received as a result of any outside activities permitted pursuant to the terms of this Section 2(b), and the Company shall not reduce his compensation by the amount of any such compensation or benefits.

      3. BASE SALARY. The Company agrees to pay or cause to be paid to the Executive, commencing no later than the Effective Date and during the Term, a base salary at the initial rate of $980,000 per year or such larger amount as the Board may from time to time determine (the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executive officers. Base Salary shall be reviewed at least annually to ascertain whether, in the judgment of the Board (or its designee), such Base Salary should be increased. If so increased, Base Salary shall not be decreased thereafter and thereafter, as increased, shall be the Base Salary hereunder.

      4.    LONG-TERM INCENTIVE COMPENSATION.

            (a) Eligibility. During the Term, the Executive shall be eligible to participate in the Company's long-term incentive plans, including the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan (the "Stock Incentive Plan"), as amended from time to time, cash-based long-term incentive plans, and such other long-term incentive plan(s) as may be approved by the Company from time to time in each case in a manner substantially consistent with other senior executives generally. Except as otherwise provided herein all long-term incentive plan awards, including any equity grants, shall be

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governed by the applicable plan or award agreement. Any such equity awards, whether pursuant to the Stock Incentive Plan or otherwise, are referred to herein collectively as the "Equity Awards," and, together with any other awards made under any long-term incentive plan, are referred to herein collectively as the "LTI Awards."

            (b) Effect of this Agreement. For the avoidance of doubt, the term "LTI Awards" shall be deemed to include those certain stock options and restricted stock units granted to the Executive pursuant to the terms of the Stock Incentive Plan on or about November 3, 2005, which such grants subsequently were approved by the Board (the "November 2005 Grant"). The parties acknowledge and agree that this Agreement modifies the terms and conditions applicable to the November 2005 Grant and that such grant as so modified may not comply with the terms of Section 409A of the Code. In the event that the November 2005 Grant, as modified by the terms hereof, is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate the applicable terms of this Agreement so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved. Finally, any and all future LTI Awards shall be deemed made subject to any and all terms of this Agreement applicable to LTI Awards, notwithstanding any contrary provision of any underlying long-term incentive plan or award agreement, such that this Agreement shall not be deemed to modify any such future LTI Award.

      5.    BONUS COMPENSATION.

            (a) Annual Incentive Compensation. The Executive shall be entitled to participate in any Holdings annual incentive or bonus plan (the "Bonus Plan") on such terms and conditions as may be determined from time to time by the mutual agreement of the Compensation Committee of the Board, provided that the Executive's annual target bonus opportunity shall be at least 100% of Base Salary for that Bonus Plan year upon attainment of Executive's pre-determined target for such year (the "Target Bonus"), subject to a minimum bonus opportunity of not less than 50% of Base Salary if any bonus payments are to be paid in respect to any Bonus Plan year, and a maximum bonus opportunity of 175% of Base Salary, and provided, further, that any performance criteria shall be based on the achievement of goals set in advance by the Executive and the Compensation Committee of the Board, provided, however, that if and to the extent that the final determination as to any terms, conditions or performance criteria for such bonus compensation must be determined solely by the Company's outside directors in order to preserve the possibility that any resulting bonus compensation can be deductible to the Company, such final determination may be made by the outside directors, provided that they do so in consultation with the Executive and provided, further, that any related goals shall be realistically attainable. The amount and payment of any annual incentive compensation shall be determined in accordance with the Bonus Plan (or any successor thereto) and shall be payable pursuant to the terms of the Bonus Plan when bonuses for the applicable performance period are paid to other senior executives of the Company. After any increase in the Executive's target annual bonus opportunity, the term "Target Bonus" as used in this Agreement shall thereafter refer to the increased target opportunity.

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            (b) 2005 Eddie Bauer Annual Incentive Bonus. Notwithstanding
anything to the contrary contained herein, the Executive shall be entitled to any annual incentive compensation due and payable pursuant to the terms of the Eddie Bauer 2005 Annual Incentive Plan to the extent unpaid as of the Effective Date (the "2005 Bonus").

            (c) One-Time Longevity Bonus. The Company shall pay to the Executive a one-time longevity bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000), which such bonus shall be earned and paid on January 31, 2006 if Executive continues to be employed on such date.

            (d) Discretionary Bonus. Nothing contained in this Agreement shall preclude the Company's paying such other or further discretionary bonuses to the Executive as the Compensation Committee or the Board may see fit from time to time.

      6.    EMPLOYEE BENEFITS; PERQUISITES.

            (a) Employee Benefits. During the Term, the Company shall make available to the Executive, on no less favorable terms and conditions than those available to any other senior executive officer of the Company and subject to the terms and conditions of the applicable plans, participation for the Executive and his eligible dependents in any and all employee welfare benefit plans (as such term is defined by Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), and such other usual and customary benefits in which employees of the Company participate from time to time (including any deferred compensation plan).

            (b) Vacation, Perquisites and other Fringe Benefits. During the Term, the Company shall make available to the Executive, on no less favorable terms and conditions that those available to any other senior executive officer of the Company, such fringe benefits and perquisites as may be made available to senior executive officers of the Company as a group. Without limiting the foregoing, during the Term the Executive shall be entitled to (i) four (4) weeks annual vacation, three (3) personal days and one (1) balance day, each to be accrued in accordance with the policies established by the Company from time to time; (ii) an annual allowance for unspecified perquisites of Twenty Thousand Dollars ($20,000) payable in equal installments in accordance with the Company's regular payroll practices (the "Perquisites Allowance"); and (iii) reimbursement of expenses incurred by the Executive in connection with tax and financial planning and related legal advice, up to an amount not to exceed Ten Thousand Dollars ($10,000) per year ("Planning Allowance"). In addition, the Executive shall in no way be forced or required to wear a tie for any occasion.

            (c) Temporary Housing; Relocation Reimbursement. The Company acknowledges that Executive currently resides in temporary housing with his spouse and children that includes a security surveillance system with a direct link to local authorities ("Security System"). During the Term, until such time as the Executive relocates to a permanent residence in the United States, the Company shall pay or reimburse Executive for the installation, maintenance, repair, upgrading and operating costs of such Security System. In addition, upon presentation of invoices, the Company shall reimburse the

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Executive for (i) reasonable costs associated with the packing, moving and unpacking of household goods and furnishings to a new permanent residence in the United States (the "Permanent Residence"); and (ii) up to three percent (3%) of the purchase price of the Permanent Residence to cover the closing costs associated with the purchase of such Permanent Residence; provided that such costs or fees are incurred during the Term. In addition, the Company shall reimburse the Executive for any installation, maintenance, repair, upgrading and operating costs and expenses reasonably incurred in connection with installing and maintaining a Security System within the Executive's permanent residence. The Company shall gross up the compensation to be paid by the Company pursuant to this Section 6(c) to offset all income tax (including any FICA or Medicare taxes) incurred by Executive as a result of such reimbursed costs and expenses, including such gross-up payment.

            (d) Existing Benefits. The Company acknowledges that the Executive has participated in Eddie Bauer's Value in Partnership Profit Sharing and 401(k) Savings Plan (the "VIP") and its Supplemental Executive Retirement Program (the "SERP"), and further acknowledges and agrees that the Executive's vesting rights in connection with his participation therein shall continue in full force and effect and shall be administered in accordance with the terms of such plans.

            (e) Right to Change Plans. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 8(d)(v), the Company shall not be obligated by reason of this Section 6 to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to executive employees generally and provided that the benefits specifically set forth above in Sections 6(b), 6(c) and 6(d) shall not be diminished.

      7.    OTHER BENEFITS.

            (a)   Life Insurance.

                  (i) The Company shall maintain term life insurance coverage on the life of the Executive in an amount equal to Five Million Dollars ($5,000,000), the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Company shall pay the premiums with respect to such term life insurance policy for the period commencing on the Effective Date and ending on the later to occur of (A) the last day of the Term and (B) the last day of the period during which employee welfare benefits are continued pursuant to Section 9(h) of this Agreement; provided, however, that the Company shall no longer be obligated to maintain such coverage and pay such premiums in the event that the Executive's employment is or was terminated by the Company for death or for Cause (as defined in Section 8(c) of this Agreement) or by the Executive without Good Reason (as defined in Section 8(d) of this Agreement). Such policy shall provide for its conversion, without any further medical questionnaire or physical examination, to an individual policy owned by the Executive subsequent to termination of his employment for any reason. The Executive agrees to undergo any

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reasonable physical examination and other procedures as may be necessary during the Term to maintain such policy.

                  (ii) During the Term, the Company shall be entitled to maintain a "key man" term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

            (b) Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation.

            (c) Office and Facilities. During the Term, the Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of his duties hereunder.

      8.    TERMINATION.

            (a) Death. The Executive's employment hereunder shall terminate upon the Executive's death.

            (b) Disability. Either the Executive or the Company shall be entitled to terminate the Executive's employment for "Disability" by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform his duties and the essential functions of his position on a full-time basis, after reasonable accommodation by the Company, for a period of 180 consecutive days or more as a result of physical or mental impairment, illness or injury - provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive days absent if the reason for absence before and after the interim return is the same - and such condition, in the opinion of a medical doctor selected and compensated by the Company and reasonably acceptable to the Executive or his legal representative, is total and permanent.

            (c) Cause. The Company shall be entitled to terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" shall mean that the Executive:

                  (i) willfully and materially fails to perform his principal duties and responsibilities as set forth in Section 2 hereof (other than by reason of Disability), provided, however, that if the Executive is making a good faith effort to perform such duties and responsibilities, "Cause" shall not include a failure by the

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Executive to achieve any particular quantitative or qualitative standard or to meet any subjective standard of achievement, competence or professionalism;

                  (ii) pleads "guilty" or "no contest" to or is convicted of an act that is defined as a felony under federal or state law (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position);

                  (iii) engages in willful misconduct that causes or could reasonably be expected to cause material harm to the Company's business or its reputation;

                  (iv) commits an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) that in any case is intended to result in his or another person or entity's substantial personal enrichment at the expense of the Company;

                  (v) willfully fails to follow the legal written direction of the Board, which failure is not remedied within ten (10) days after receipt by the Executive of a written notice from the Company specifying the details thereof; or

                  (vi) has materially breached any of the restrictive covenants contained in Section 10 hereof.

For this purpose, an act or failure to act shall be considered "willful misconduct" only if done, or omitted to be done, by the Executive in bad faith and without a reasonable belief that such act or failure to act was in the best interests of, or not contrary to the interests of, the Company. The Executive's employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a "Preliminary Notice of Cause"), such notice (x) to state in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and
(y) to be given within thirty (30) days of the Board's learning of such acts or failures to act. The Executive shall have ten (10) days after the date that the Preliminary Notice of Cause is given in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall be entitled to a hearing before the Board, accompanied by his counsel or other representative, at which he shall be entitled to contest the Board's findings. Such hearing shall be held within fifteen (15) days of notice to the Company by the Executive, provided that he requests such hearing within fifteen (15) days of his receipt of the Preliminary Notice of Cause. If the Executive fails to request such hearing within the 15-day period specified in the preceding sentence, his employment may be terminated by the Company for Cause effective upon the expiration of such period, and the Preliminary Notice of Cause shall be deemed to constitute a Notice of Termination. If the Executive requests such hearing and, within ten (10) days following such hearing, the Executive is furnished with a copy of a resolution, duly adopted by the affirmative vote of two-thirds of the members of the entire Board (excluding the Executive), finding that, in the good-faith opinion of the Board, the

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Executive was guilty of the conduct constituting Cause as specified in the
Preliminary Notice of Cause, the Executive's employment shall be terminated by the Company for Cause upon his receipt of such resolution, and such resolution shall be deemed to constitute a Notice of Termination. Any such resolution shall be accompanied by a certificate of the Secretary or another appropriate officer of the Company that shall state that such resolution was duly adopted by the affirmative vote of two-thirds of the members of the entire Board (excluding the Executive) at a duly convened meeting called for such purpose. This Section 9(c) shall not prevent the Executive from challenging in any court or arbitral panel of competent jurisdiction the Board's determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis of the Board's determination.

            (d) Good Reason. The Executive may terminate his employment hereunder for "Good Reason" by delivering to the Company (x) a Preliminary Notice of Good Reason (as defined below), such notice to be given within thirty
(30) days of the Executive's learning of act or acts or failure or failures to act constituting Good Reason, and (y) not earlier than thirty (30) days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the Executive's prior written consent:

                  (i) the failure to continue the Executive as President and Chief Executive Officer of the Company;

                  (ii) the failure to nominate the Executive to serve as a member of the Board or any executive committee thereof (or to hold similar positions at Eddie Bauer);

                  (iii) a material diminution in the Executive's duties, or the assignment to the Executive of duties materially inconsistent with, or the failure to assign to the Executive duties which are materially consistent with, his duties, positions, authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement, or the assignment of duties that materially impair the Executive's ability to function as the President and Chief Executive Officer of the Company;

                  (iv) should Holdings be reorganized such that it becomes a direct or indirect subsidiary or controlled party of any other person or entity, the Executive's not holding authorities, duties, responsibilities, status, offices, titles or reporting lines in such parent or other ultimately controlling party at least commensurate with those held by him at Holdings immediately prior to such reorganization;

                  (v) a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement, including any such reduction or delay occasioned by a termination of or change to any plan or program otherwise permitted under Section 6(e);

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                  (vi) a reduction in the Executive's aggregate level of
participation in any of the Company's short or long-term incentive compensation plans, or employee welfare plans or other employee benefit plans, policies, practices or arrangements;

                  (vii) the Company, the Board or any person controlling the Company requires that either the principal office of the Company or the Executive relocate more than fifty (50) miles from the current Company headquarters offices located in Redmond, Washington, other than (with respect to the Executive) as a consequence of travel reasonably required to carry out the Executive's obligations under this Agreement;

                  (viii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to or acquirer of all or substantially all of the assets of the Company not later than the effective date of a merger, consolidation, sale or similar transaction therewith; or

                  (ix) any other material breach by the Company of this Agreement;

provided, however, that "Good Reason" shall not include (X) acts not taken in bad faith that are cured by the Company in all respects not later than ten (10) days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (Y) acts taken by the Company to reassign the Executive's duties or titles to another person or persons if the Executive has suffered a physical or mental infirmity that renders him unable to substantially perform his duties under this Agreement, provided that any such acts may be taken by the Company only after receiving an opinion of a physician reasonably acceptable to the Executive or his legal representative stating that there is no reasonable likelihood that the Executive will be able to return to full-time employment with the Company performing his duties hereunder within 180 days. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

            (e) Without Cause. The Company may terminate the Executive's employment hereunder, without Cause, at any time and for any reason (or for no reason) by giving the Executive a Notice of Termination, by giving the Executive a Notice of Termination at least three (3) months prior to the desired effective date of such notice.

            (f) Without Good Reason. The Executive may terminate the Executive's employment hereunder, without Good Reason, at any time by giving the Company a Notice of Termination at least three (3) months prior to the desired effective date of such notice, provided, however, that the Company shall have the right, it its sole discretion, to terminate this Agreement at any time during such 3-month period upon sending a Notice of Termination to the Executive, in which event the Executive shall receive, in addition to any other benefits or compensation provided for herein,

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compensation and benefits during the balance of such period as if the Executive remained employed pursuant to this Agreement during the balance of such period.

            (g) Non-Renewal. The Executive's employment shall terminate upon Non-Renewal.

            (h) Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the specific termination provision in this Agreement relied upon and that sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no purported termination of employment that requires a Notice of Termination shall be effective without such Notice of Termination.

            (i) Termination Date. "Termination Date" shall mean the date of the termination of the Executive's employment with the Company and specifically (i) in the case of the Executive's death, his date of death; (ii) in the case of a termination of the Executive's employment for Cause, the relevant date specified in Section 8(c) of this Agreement; (iii) the earlier of (A) the date specified in any Notice of Termination delivered pursuant to Section 8(f); and (B) such earlier date specified by the Company; (iv) in the case of a termination due to Non-Renewal, the Expiration Date; and (v) in all other cases, the date specified in the Notice of Termination.

            (j) Public Announcements. The Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding the termination of the Executive's employment for any reason, and neither the Executive nor the Company shall make any public statements that are inconsistent with the information mutually agreed upon by the Company and the Executive. The parties hereto shall cooperate with each other in refuting any public statements made by other persons that are inconsistent with the information mutually agreed upon between the Executive and the Company as described above.

      9.    COMPENSATION UPON TERMINATION OF EMPLOYMENT.

            (a) For Cause; Without Good Reason. If during the term of this Agreement, the Executive's employment under this Agreement is terminated by the Company for Cause, by the Executive other than for Good Reason and other than by reason of Non-Renewal or the Executive's death or Disability, the Company's sole obligations hereunder shall be as follows:

                  (i) Payments. To pay the Executive promptly (or otherwise in accordance with any deferral election(s) made previously by the Executive or as provided in Section 9(k) hereof) the following amounts to the extent not paid as of the Termination Date: (A) any Base Salary and any Perquisite Allowance or Planning Allowance through the Termination Date; (B) any accrued and unused vacation through the Termination Date; (C) any amounts that the Executive had previously deferred (including any interest earned or credited thereon); (D) any other compensation that has been earned, accrued or

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is owing, under the terms of any applicable plan, program, or arrangement
(including the VIP and the SERP), to the Executive as of the Termination Date, including any incentive awards under the Bonus Plan and any LTI Awards under any long-term incentive plan (including the Stock Incentive Plan), or any successor to any such plan; and (E) reimbursement of any and all expenses subject to reimbursement pursuant to the terms of Sections 6(b), 6(c), and 7(b) hereof upon receipt of appropriate documentation therefore.

                  (ii) Additional Benefits and Entitlements. To provide promptly to the Executive any other or additional vested benefits and entitlements in accordance with applicable plans, programs, practices and arrangements of the Company, but without duplicating any benefits, payments or entitlements to be provided pursuant to Section 9(a)(i) above.

(The benefits, payments and entitlements to be provided to Executive pursuant to Section 9(a) are referred to collectively as the "Accrued Compensation." The Executive also shall be entitled to a Pro-Rata Bonus (as defined below) in the event of the termination of his employment under this Agreement by reason of his retirement, to be paid at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of the applicable Bonus Plan year.)

            (b) Without Cause or for Good Reason More than Six Months Prior to a Change of Control. If the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, in each case more than six (6) months prior to a Change of Control (as defined in Section 9(j) of this Agreement), the Company's sole obligations hereunder shall be as follows:

                  (i) Accrued Compensation. The Company shall pay promptly to the Executive the Accrued Compensation;

                  (ii) Pro-Rata Bonus. The Company shall pay to the Executive, at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that Bonus Plan year, (A) a bonus equal to the product of
(1) the greater of (x) the Target Bonus under the Bonus Plan (or its successor) for the Bonus Plan year during which the Termination Date occurs, and (y) the actual bonus under such plan (or its predecessor) paid or payable to the Executive in respect of the immediately preceding Bonus Plan year (whether or not deferred), provided, however, that any actual bonus paid or payable in respect of calendar year 2004 shall be disregarded for purposes of this calculation, and (2) the fraction obtained by dividing (a) the number of days in the plan year elapsed through and including the Termination Date by (b) 365; and
(B) if the Termination Date occurs in 2005, a similarly determined pro-rata share of the Executive's 2005 Bonus (collectively, the "Pro-Rata Bonus");

                  (iii) Additional Base Salary. The Company shall continue to pay the Executive for a period of two (2) years following the Termination Date an amount equal to his Base Salary as in effect immediately prior to the Termination Date, such payments to be made in accordance with the Company's customary practices applicable to its executive officers generally;

                  (iv) Insurance Premiums. The Company shall continue to pay the premiums provided for in Section 7(a) of this Agreement for the applicable time period set forth therein;

                  (v) Employee Welfare Benefits. The Company shall continue to provide employee welfare benefits in accordance with the terms of Section 9(h) below for the applicable time period set forth therein;

                  (vi) Accelerated Vesting; Exercise Period. Notwithstanding anything to the contrary contained herein or in any plan, program, practice or arrangement, any then unvested Equity Awards or other LTI Awards granted pursuant to the terms of Section 4 or otherwise shall immediately vest as of the Termination Date, with any stock options granted in connection with any such LTI Award remaining exercisable for the remainder of the original option term without regard to the termination of the Executive's employment (collectively, the "Award Adjustment");

                  (vii) Termination Year Bonus. The Company shall pay the Executive, at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of the Bonus Plan year during which the Termination Date occurs (the "Termination Year"), an amount equal to the difference between (A) the product of (1) the greater of (y) the Executive's Target Bonus under the Bonus Plan (or its successor) for the Termination Year, and (z) the actual bonus under such plan (or its predecessor) paid or payable to the Executive in respect of the immediately preceding Bonus Plan year (whether or not deferred), provided, however, that any actual bonus paid or payable in respect of calendar year 2004 shall be disregarded for purposes of this calculation, and (B) the Pro-Rata Bonus paid to the Executive under Section 9(b)(ii) above;

                  (viii) Additional Bonus Compensation. The Company shall pay the Executive, at such time as other participants in the Bonus Plan are paid their respective bonuses, in respect of each of the two (2) Bonus Plan years immediately following the Termination Year, an amount equal to the greater of
(A) the Executive's Target Bonus for the Termination Year; and (B) the Executive's actual annual incentive compensation paid or payable with respect to the plan year immediately preceding the Termination Year (whether or not deferred), provided that any actual bonus paid or payable in respect of calendar year 2004 shall be disregarded for purposes of this calculation, and provided, further, that the Company shall pay in respect of the last of such Bonus Plan years only a pro rata share of such annual bonus equal to the product of such bonus and a fraction, the numerator of which is the number of days during the Termination Year through and including the Termination Date and the denominator of which is 365;

                  (ix) Outplacement Services. The Company shall provide for the Executive outplacement services at the expense of the Company, up to an amount not to exceed thirty five thousand dollars ($35,000), through a professional person or entity of the Executive's choice, subject to the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, at a level commensurate with the Executive's position, for a period of up to one (1) year commencing on or before the one-year anniversary of the Termination Date, but in no event extending beyond the date on which the Executive commences other full-time employment (the "Outplacement Services");

                  (x) Relocation Expenses. Upon presentation of invoices, the Company shall reimburse the Executive for (i) reasonable costs associated with the packing, moving and unpacking of household goods and furnishings to a new permanent residence in Sweden; (ii) broker's fees and commissions payable on the sale of the Executive's then current principal residence in the United States up to an amount equal to six percent (6%) of the selling price of such residence; and (iii) up to three percent (3%) of the purchase price of the Executive's new permanent residence in Sweden to cover the closing costs associated with the purchase of such new permanent residence; provided that such costs or fees are incurred within one (1) year following the Termination Date. The Company shall gross up the compensation to be paid by the Company pursuant to this Section 9(b)(ix) to offset all income taxes incurred by Executive as a result of such reimbursed costs and expenses, including such gross-up payment. Such relocation expenses, as so grossed up, are "Relocation Expenses";

                  (xi) Defined Benefit Plans. The Company shall provide two (2) years additional service and compensation credit (at the Executive's then compensation level) for benefit purposes under any defined benefit type retirement plan, including the SERP if then in effect, and, if the Executive is not eligible to receive benefits under any such plan on the Termination Date, two (2) additional years of age for determining eligibility to receive such benefits, provided that with regard to any plan qualified under Section 401(a) of the Code the additional amounts may be provided on a nonqualified plan basis;

                  (xii) Defined Contribution Plans. The Company shall pay promptly after termination two (2) times the amount of the maximum Company annual contribution or match to any defined contribution type plan in which the Executive participates, including the VIP; and

                  (xiii) Deferred Income Plans. All of Executive's accounts under any deferred income plan of the Company shall vest in full, provided that to the extent not so permitted under such plan, but subject to Section 9(k), the Company shall pay the Executive an amount in place of and outside of the plan equal to the value of the amount that would have vested under the plan.

            (c) Without Cause or for Good Reason If Within Six Months Prior to, or Two Years after, a Change of Control. If the Executive's employment hereunder is terminated by the Company other than for Cause or by the Executive for Good Reason, in either case within six (6) months prior to, or within two (2) years after, a Change of Control, the Company's obligation hereunder shall be identical to its obligation had such termination occurred immediately prior to the beginning of such period, provided, however, that (i) the multiplier of "2" as it appears in Sections 9(b)(iii),
(viii), (xi) and (xii) above in each instance shall be substituted with a multiplier of "3;" (ii) any sums payable pursuant to Sections 9(b)(i), (iii),
(vii) or (viii) shall be paid in a lump sum within fifteen (15) days after the Termination Date; (iii) the cap applicable to Outplacement Services shall be raised to fifty thousand dollars ($50,000); and (iv) nothing contained herein shall preclude, limit or delay any payments or benefits otherwise owing to the Executive as the result of such Change in Control pursuant to any "CIC Plan" (as defined below) then in effect, provided further, that the Executive shall not be entitled to any duplicative payments or benefits as a result of the interaction of any such CIC Plan and this Agreement.

            (d) Disability. If the Executive's employment hereunder is terminated by either party by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

                  (i) Accrued Compensation. The Company shall pay the Executive promptly any Accrued Compensation;

                  (ii) Pro-Rata Bonus. The Company shall pay to the Executive the Pro-Rata Bonus with respect to the Bonus Plan year in which the Termination Date occurs at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that Bonus Plan year;

                  (iii) Base Salary. The Company shall continue to pay the Executive, at such time and otherwise in accordance with the Company's customary practices applicable to its executive officers, 100% of Base Salary for the first 12 months following the Termination Date and 50% of Base Salary for the next 12 months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of his Disability under the Company's relevant disability plan or plans;

                  (iv) Insurance Premiums. The Company shall continue to pay the premiums provided for in Section 7(a) of this Agreement for the time period set forth therein;

                  (v) Accelerated Vesting; Exercise Period. The Executive shall receive an Award Adjustment; and

                  (vi) Relocation Expenses. The Executive shall receive Relocation Expenses.

            (e) Death. If the Executive's employment hereunder is terminated due to his death, the Company's sole obligations hereunder shall be as follows:

                  (i) Accrued Compensation. The Company shall pay promptly to the Executive's estate or his beneficiaries (as the case may be) any Accrued Compensation;

                  (ii) Pro-Rata Bonus. The Company shall pay to the Executive's estate or beneficiaries (as the case may be), the Pro-Rata Bonus with respect to the Bonus Plan year in which the Termination Date occurs at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that Bonus Plan year;

                  (iii) Life Insurance Proceeds. The Company shall provide such assistance as is necessary to facilitate the payment of the life insurance proceeds provided for in Section 7(a) of this Agreement to the Executive's beneficiary or beneficiaries;

                  (iv) Accelerated Vesting; Exercise Period. The Executive shall receive an Award Adjustment; and

                  (v) Relocation Expenses. The Executive's estate or beneficiaries (as the case may be) shall receive Relocation Expenses.

            (f) Non-Renewal. If the Executive's employment hereunder is terminated as a consequence of Non-Renewal, the Company's sole obligation hereunder shall be as follows:

                  (i) Accrued Compensation. The Company shall pay promptly to the Executive the Accrued Compensation;

                  (ii) Pro-Rata Bonus. The Company shall pay to the Executive the Pro-Rata Bonus with respect to the Bonus Plan year in which the Termination Date occurs at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that Bonus Plan year;

                  (iii) Additional Base Salary. The Company shall continue to pay the Executive for a period of one (1) year following the Termination Date an amount equal to his Base Salary as in effect immediately prior to the Termination Date, such payments to be made in accordance with the Company's customary practices applicable to its executive officers generally;

                  (iv) Insurance Premiums. The Company shall continue to pay the premiums provided for in Section 7(a) of this Agreement for the applicable time period set forth therein; and

                  (v) Employee Welfare Benefits. The Company shall continue to provide employee welfare benefits provided for in Section 9(h) below for the applicable time period set forth therein;

                  (vi) Accelerated Vesting; Exercise Period. Notwithstanding anything to the contrary contained herein or in any plan, program, practice or arrangement, any then unvested Equity Awards or other LTI Awards granted as of or prior to the Effective Date pursuant to the terms of Section 4 or otherwise (including the November 2005 Grant) shall immediately vest as of the Termination Date, with any stock options granted in connection with any such LTI Award remaining exercisable for the remainder of the original option term without regard to the termination of the Executive's employment;

                  (vii) Outplacement Services. The Executive shall receive Outplacement Services;

                  (viii) Relocation Expenses. The Executive shall receive Relocation Expenses;

                  (ix) Defined Benefit Plans. The Company shall provide one (1) year additional service and compensation credit (at the Executive's then compensation level) for benefit purposes under any defined benefit type retirement plan, including the SERP if then in effect, and, if the Executive is not eligible to receive benefits under any such plan on the date of termination, one (1) additional year of age for determining eligibility to receive such benefits, provided that with regard to any plan qualified under Section 401(a) of the Code the additional amounts may be provided on a nonqualified plan basis;

                  (x) Defined Contribution Plans. The Company shall pay promptly after termination one (1) times the amount of the maximum Company annual contribution or match to any defined contribution type plan in which the Executive participates, including the VIP; and

                  (xi) Deferred Income Plans. All of Executive's accounts under any deferred income plan of the Company shall vest in full, provided that to the extent not so permitted under such plan, but subject to Section 9(k), the Company shall pay the Executive an amount outside of the plan equal to the value of the amount that would have vested under the plan.

            (g) Determination of Base Salary. For purposes of this Section 9, Base Salary shall be the higher of (i) the Base Salary at the annualized rate in effect on the Termination Date; and (ii) the Base Salary at the annualized rate in effect during the calendar year immediately preceding the year in which the Termination Date occurs.

            (h) Continuation of Employee Welfare Benefits.

                  (i) The Company shall, at its expense, provide to the Executive and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable than those that applied on the Termination Date, during the following periods:

                        (A) The period during which the Executive is receiving continued payment of Base Salary pursuant to Section 9(b)(iii), 9(d)(iii) or 9(f)(iii) of this Agreement; or

                        (B) For a period of three (3) years following the Termination Date, if the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason within either the period six months prior to or two years after a Change of Control.

                  (ii) Notwithstanding the foregoing, the Company's obligation under this Section 9(h) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer of the Executive.

                  (iii) In the event that the Executive is precluded from continuing full participation in any employee benefit plan, program or arrangement as contemplated by this Section 9(h), the Company shall provide to the Executive the after-tax economic equivalent of any benefit or coverage foregone. Payment of such after-tax economic equivalent shall be made quarterly.

                  (iv) Following the end of the period during which medical benefits are provided to the Executive under this Section 9(h), the Executive shall be eligible for any remaining period of continued health coverage that may be required by Section 4980 of the Code or other applicable law, based on a qualifying event occurring on the Termination Date.

            (i) No Mitigation; No Offset. In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 9(h) of this Agreement. In addition, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against the Executive or others, except upon a final unappealable judgment against the Executive for the benefit of the Company.

            (j) Change of Control.

                  (i) For purposes of this Agreement, the term "Change of Control" shall have the same meaning as that set forth in Section 2.8 of the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Benefits Plan, as adopted by the Board on or about November 3, 2005, a copy of which is attached hereto as Exhibit A (the "CIC Plan"), without regard to any subsequent amendments or modifications thereto (unless the Executive shall separately consent in writing in his sole discretion to the application to this Agreement of each such amendment or modification).

                  (ii) (A) In the event of a Change in Control of the Company, the Executive may be eligible for benefits under the CIC Plan merely upon the occurrence of a Change in Control. The Company shall provide to the Executive any such benefits that would be due in accordance with the terms of the CIC Plan without regard to any requirement under the CIC Plan that the Executive waive or otherwise forego any benefits to which the Executive may be entitled pursuant to the terms of this Agreement in the event of a Change in Control (referred to herein as a "Waiver Requirement"). In addition, the Executive may be eligible for certain additional benefits under the CIC Plan in the event the Executive's employment is terminated at a time and in a manner prescribed by such plan. The Company shall provide to the Executive any such additional benefits that would be due in accordance with the terms of the CIC Plan without regard to any Waiver Requirement.

                        (B) In the event the Executive's employment is terminated at a time and in a manner that would entitle the Executive to the benefits provided pursuant to Section 9(c) hereof, (1) the Executive shall receive, without duplicating any benefits to be provided pursuant to subparagraph (A) above, those benefits to be provided pursuant to Section 9(c) and Section 11 hereof, respectively, (2) subject to the terms of Section 9(k) below, any such benefits shall be paid in an accelerated manner in accordance with the terms of Section 9(c); and (3) the Executive shall be subject to the lesser of (a) any constraints or restrictions imposed by the CIC Plan then in effect, and (b) those imposed hereby.

                  (iii) In all other respects, in the event of a conflict between the provisions of any CIC Plan adopted by the Company that is otherwise applicable to the Executive and the provisions of this Agreement, the provisions of this Agreement shall prevail as to the Executive.

            (k) IRC Section 409A Deferrals.

                  (i) Notwithstanding anything to the contrary contained herein, in the event that any payment, compensation or other benefit provided to the Executive upon his termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code, and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, such payments will not be paid before the day that is six months plus one day after the Termination Date (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the Termination Date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Payment Date shall be paid without delay over time period originally scheduled, in accordance with the terms of this Agreement.

                  (ii) The parties acknowledge and agree that the interpretation of Section 409A of Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment so that either
(i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved. In any event, the Company makes no representation or warranty and the Company shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the terms of such provisions do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code.

      10.   EMPLOYEE COVENANTS.

            (a) Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement. The information that the Company regards as confidential and proprietary or as trade secrets includes all information, including any formula, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value, actual or potential, from its disclosure or use. The Executive shall not, during or after his employment by the Company, in whole or in part, disclose such information to any person (other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company), for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information, (ii) to protect his legal rights hereunder or (iii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive's personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. This Section 10(a) shall not preclude the use or disclosure by the Executive of any information obtained by him other than by reason of his employment by the Company or known generally to the public or known within the Company's trade or industry (other than as a result of disclosure by him in violation of this Section 10(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

            (b) Covenants Regarding Other Employees. During the Term, and for a period of one (1) year thereafter, the Executive agrees not to actively solicit directly any exempt, supervisory or management (as such terms are defined under the Fair Labor Standards Act) employee ("Prohibited Employee") of the Company to terminate his or her employment with the Company or to interfere in a similar manner with the business of the Company. For each breach of this provision by Executive, in addition to the injunctive rights and remedies available to the Company as provided in this Agreement but otherwise as the Company's exclusive remedy, Executive hereby agrees to pay the Company, not as penalty but as liquidated damages to reimburse the Company for training and recruiting costs incurred in replacing such Prohibited Employee, a sum equal to fifty percent (50%) of the employee's annual salary as of the date of the Prohibited Employee's termination of employment with the Company.

            (c) Non-Competition. During the Term, and for a period of six (6) months thereafter, the Executive agrees that he will refrain from and will not, directly or indirectly, as an individual, partner, member, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise, enter into, engage in, be employed by or be engaged as an independent contractor by any direct or catalog retail business that competes with the Company, provided that such business operates stores in the United States and generates at least twenty percent (20%) of its overall earnings from its United States-based operations (each a "Competitor"). The restrictions of this Section 10(c) shall not be violated by (i) the ownership of no more than five percent (5%) of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers ("NASDAQ"); (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Company and that do not diminish or detract from the Executive's ability to render his required attention to the business of the Company; or (iii) the Executive's employment by (or association with) any entity so long as the Executive is not employed directly by any division or business unit thereof that would constitute a Competitor.

      11.   CERTAIN ADDITIONAL PAYMENTS.

            (a) Notwithstanding anything to the contrary set forth in Section 9 above, in the event it shall be determined that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company, any of its affiliates, or any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such person, whether paid or payable, received or receivable, or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including the Gross-Up Payment).

            (b) All determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Section 11(a), shall be made by an independent accounting firm selected by the Company from among the largest five accounting firms in the United States (the "Accounting Firm"). Unless the Executive agrees otherwise in writing, the

Accounting Firm cannot during the two years preceding the date of its selection have acted in any way on behalf of the Company or any of its affiliates. The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive, within five days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it may be determined that the Company should have made Gross-Up Payments ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

            (c) The parties acknowledge and agree that the CIC Plan provides for a Gross-Up Payment to be made under one or more circumstances (the "Gross-Up Plan"). The parties further acknowledge and agree that, notwithstanding any Waiver Requirement contained in the CIC Plan, (i) the Executive shall receive any benefits to which he would be eligible pursuant to the terms of the Gross-Up Plan (without regard to any amendments or modifications thereto (unless the Executive shall separately consent in writing in his sole discretion to the applicable to this Agreement of each such amendment or modification)); (ii) without duplicating the benefits to be provided pursuant to the foregoing subclause (i), the Executive shall receive the benefits provided pursuant to this Section 11, and (iii) the Executive shall be subject to the lesser of (A) any constraints or restrictions imposed by the Gross-Up Plan then in effect as to the Executive, and (B) those imposed hereby.

            (d) In all other respects, in the event of a conflict between the provisions of any Gross-Up Plan adopted by the Company that is otherwise applicable to the Executive and the provisions of this Agreement, the provisions of this Agreement shall prevail as to the Executive.

      12.   INDEMNIFICATION.

            (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party or is otherwise involved (including as a witness), in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a

"Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader indemnification rights than such certificate of incorporation, bylaw, resolution or law permitted prior to such amendment), from and against all liability, loss, cost or expense (including attorneys' and other professionals' fees and disbursements; judgments; fines; taxes; surcharges; or penalties and amounts paid in settlement) incurred or suffered by the Executive in connection with such Proceeding (or part thereof), provided that, except as provided for in
Section 12(c), the Company shall indemnify the Executive with respect to or in connection with a Proceeding (or part thereof) initiated by the Executive only if such Proceeding (or part thereof) was authorized by the Board or the board of directors of Eddie Bauer, as applicable.

            (b) In the event the Executive is made a party or is threatened to be made a party or is otherwise involved (including as a witness) in any Proceeding, the Company shall advance to or for the benefit of the Executive all expenses (including attorneys' and other professionals' fees and disbursements) incurred by the Executive in defending or participating in any such Proceeding in advance of its final disposition; provided, that such advancement of expenses shall be made only upon the delivery of an undertaking to such Company, by or on behalf of the Executive, to repay all amounts so advanced if it shall ultimately be determined by a final judgment of a court of competent jurisdiction, after all appeals (or as to whose judgment the time for seeking such an appeal has expired without such an appeal having been timely filed) (a "Final Adjudication") that the Executive is not entitled to indemnification for such expenses under this Section 12 or otherwise. No security shall be required with respect to any such undertaking, and the Executive's financial condition shall not be considered with respect thereto.

            (c) If a claim by the Executive for indemnification is not paid in full within thirty (30) days after delivery to the Company of a written claim therefor, including reasonable supporting vouchers, or if a claim by the Executive for advances is not paid in full within ten (10) days after receipt of such written claim, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of any such claim. In any such suit, or in a suit brought by the Company to recover any advances pursuant to the terms of the undertaking from the Executive seeking an advance, the Executive shall be entitled to be paid also by the Company the expenses (including reasonable attorneys' and other professionals' fees and disbursements) of prosecuting or defending such suit or action.

            (d) In (i) any suit brought by the Executive to enforce a right to ultimate indemnification, or (ii) any suit by the Company to recover an advance of expenses from the Executive pursuant to the terms of an undertaking from the Executive, the Company shall prevail only upon a Final Adjudication in its favor that the Executive is not or was not entitled to such advances or indemnification. To the extent that the Executive has been successful on the merits or otherwise in defense of any Proceeding with respect to which the Executive seeks indemnification, or of any issue, claim or matter therein, the Executive shall be deemed entitled to indemnification with respect thereto, provided, however, that an adverse termination of any such Proceeding (or any issue, claim or matter therein) in which the Executive is a party, whether by order, judgment, settlement, conviction or a plea of nolo contendere (or its equivalent), shall not, of itself, create any presumption that the Executive is not entitled to such indemnification. Further, neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any suit brought by the Executive that indemnification of the Executive is proper because the Executive has met the proper standard of conduct, nor an actual determination by the Company (including its Board, independent legal counsel or shareholders) that the Executive has not met such standard of conduct shall create a presumption in any judicial or arbitral proceeding that the Executive has not met such standard of conduct. In the case of a suit brought by the Executive to enforce a right to indemnification or to an advance of expenses, or by the Company to recover an advance of expenses pursuant to the terms of the Executive's undertaking, both the burden of going forward and the burden of proving that the Executive is not entitled to be indemnified, or to such advance of expenses, at all times shall be on the Company.

            (e) The Executive will promptly notify the Company of any potentially indemnifiable injuries and claims of which the Executive is made aware, provided that the Executive's failure to make such prompt notification shall not mitigate or vitiate the Company's obligations to indemnify (or make advances to or for the benefit of) the Executive except to the extent the Company's ability to defend against such matter has been adversely affected thereby.

            (f) In the event that the Company accepts its obligations hereunder, it shall have sole control to select defense counsel, direct the defense of any such Proceeding and settle claims arising therein, provided that any such settlement provides a complete release from liability for the Executive and does not impose non-indemnified liability on the Executive. Notwithstanding anything to the contrary contained in this Section 12(f), in the event that the Company shall not accept its obligations hereunder or, having done so, fails to select counsel for the Executive reasonably acceptable to the Executive within fifteen
(15) days after the Company's receipt of notice from the Executive that a Proceeding has arisen requiring such appointment, or if such counsel determines that its representation of the Executive presents a conflict of interest, then the Executive (i) may select its own counsel to represent it in such Proceeding, the fees and disbursements of such counsel to be paid for by the Company, (ii) may control the Executive's own defense of such Proceeding and (iii) may settle any claims brought against the Executive in such Proceeding, such settlement to be subject to the reasonable approval of the Company and, if so approved, to be paid by the Company. Even in the event that the Company does timely appoint counsel to represent the Executive and such counsel finds no conflict of interest in such representation, the Executive shall nevertheless have the right to select and to obtain representation by separate legal counsel. If the Executive exercises such right, all costs and expenses incurred by the Executive for such separate counsel shall be borne by the Executive.

            (g) The rights to indemnification and to advancement of expenses conferred in this Section 12 are contract rights and shall survive (i) termination or expiration of this Agreement and (ii) the termination or expiration, for any reason (including death), of employment of the Executive by the Company. The Executive's rights under this Section 12 shall inure to the benefit of the heirs, personal representatives and estate of the Executive. Any modification of any of the provisions of this Section 12 shall not adversely affect any right of the Executive under this Section 12 that existed at or prior to the time of such modification. The rights to indemnification and to the advancement of expenses conferred in this Section 12 are cumulative and shall not be exclusive of any other right that the Executive may have or hereafter acquire under any statute, provision of law, organizational document of the Company, resolution of the Board or of the stockholders of the Company, agreement or otherwise.

            (h) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company. The Company acknowledges that its obligations under Section 12(a) are not dependent on the availability of either such insurance or payments thereunder.

      13.   SUCCESSORS AND ASSIGNS.

            (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

            (b) The obligations of the Executive hereunder are personal in nature and may not be assigned by the Executive. However, this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies and any amount(s) are owed to him pursuant to this Agreement, all such amounts, unless otherwise provided herein, shall be paid to Executive's beneficiary in accordance with the terms of this Agreement. If the Executive has not named a beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

      14. ARBITRATION. Except as otherwise provided by law, disputes and controversies arising under or in connection with this Agreement shall be settled in accordance with the provisions respecting the resolution of disputes as set forth on Exhibit B attached hereto.

      15. FEES AND EXPENSES. In addition to and separate from the Planning Allowance, the Company shall pay the legal fees reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement or any agreement ancillary hereto, payable upon submission of the billing statement or paid receipt for such services rendered by the Executive's counsel.

      16. TAX WITHHOLDING. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes the withholding of which may be required pursuant to any law or governmental regulation or ruling, as well as any other deductions regularly taken in the ordinary course (e.g., employee-paid insurance premiums).

      17. BENEFICIARIES. The Executive may designate one or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation(s) at any time.

      18. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination or related notice) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

                  To the Executive:

                           Fabian Mansson
                           c/o Eddie Bauer Holdings, Inc.
                           15010 NE 36th Street
                           Redmond, WA 98052
                           Phone: (425) 755-6227
                           Facsimile: (425) 755-7671

                  With a copy (not itself constituting notice) to:

                           Williams & Connolly LLP
                           725 12th Street NW
                           Washington, DC 20005
                           Att'n: Jerry L. Shulman

                           Phone: (202) 434-5000
                           Facsimile: (202) 434-5029

                  To the Company:

                           William Thomas End
                           Chair of the Board of Directors
                           Eddie Bauer Holdings, Inc.
                           15010 NE 36th Street
                           Redmond, WA 98052
                           Phone: (425) 755-6544
                           Facsimile: (425) 755-7671

                  With a copy (not itself constituting notice) to:

                           Shelley B. Milano
                           General Counsel
                           Eddie Bauer Holdings, Inc.
                           15010 NE 36th Street
                           Redmond, WA 98052
                           Phone: (425) 755-6179
                           Facsimile: (425) 755-7671

Delivery shall be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient. Any party may change its address by notice to the other parties consistent with this Section 18.

      19. SURVIVORSHIP. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive's employment.

      20. AMENDMENT; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      21. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, including its statutes of limitation (or United States federal law, to the extent applicable), without regard to any otherwise applicable principles of conflicts of law or choice of law rules (whether of the State of Washington or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

      22. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

      24. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including via facsimile) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      25. CONSTRUCTION. No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "including but not limited to" or "including without limitation," (e) references to "hereunder," "herein" or "hereof" relate to this Agreement as a whole, and (f) the terms "dollars" and "$" refer to United States dollars. Section, subsection, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

         26. COMPANY REPRESENTATION. The Company represents and warrants that it has obtained or will obtain any approvals that are necessary for the Company to enter into and implement this Agreement.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                        THE COMPANY:

                        EDDIE BAUER HOLDINGS, INC.

                        By: /s/ Shelley B. Milano
                            ----------------------------------------
                            Shelley B. Milano, Senior Vice President,
                            General Counsel and Secretary

                        EDDIE BAUER, INC.

                        By: /s/ Shelley B. Milano
                            ----------------------------------------
                            Shelley B. Milano, Senior Vice President,
                            General Counsel and Secretary

                        THE EXECUTIVE:

                                 /s/ Fabian Mansson
                        ------------------------------------------------
                        Fabian Mansson

                                                                       EXHIBIT A

                    EDDIE BAUER HOLDINGS, INC. SENIOR OFFICER
                  CHANGE IN CONTROL COMPENSATION BENEFITS PLAN

                     AS ADOPTED ON OR ABOUT NOVEMBER 3, 2005

                                                                       EXHIBIT B

                               DISPUTE RESOLUTION

            (a) Negotiations. In the event of any dispute, controversy or claim by or among the Executive or the Company arising out of or relating to this Agreement, the Executive's employment by the Company or the termination of such employment, including as to the interpretation of this Agreement or as the arbitrability of any issue arising hereunder, the disputing parties or their representatives shall meet at a place mutually agreed upon by such parties as soon as reasonably possible (but not later than ten (10) days after notice from any party hereto to the other parties hereto that the party giving notice has such a dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within ten (10) days from the date of such meeting, the disputing parties shall proceed as follows.

            (b) Mediation. First, the disputing parties shall endeavor to choose a mutually-acceptable mediator and mediation process to supplement their efforts at negotiating a resolution of any dispute. If the parties cannot agree on a mediation process within ten (10) days after any party has, by notice to each other disputing party, demanded mediation, then the parties shall engage in good faith mediation under the auspices of JAMS, using a mediator sitting in the Redmond, Washington, metropolitan area and otherwise in accordance with the JAMS Mediation Rules and Procedures then in effect. The disputing parties shall share equally the costs of mediation, including the fees and expenses of the mediator. Each disputing party shall be responsible for its own legal and other professional fees and expenses incurred in connection with such mediation. If the parties cannot agree on a mediator within ten (10) days after the initiation of mediation efforts through JAMS, any disputing party may request JAMS to appoint a neutral mediator in the Redmond, Washington, metropolitan area, and each disputing party shall agree to such appointment except for good cause shown.

            (c) ADR. If the parties are unable to resolve their dispute through negotiations or mediation, then, at any time after the second full day of mediation before the mediator, any disputing party may demand, by notice to each other disputing party, an end to mediation and the initiation of mandatory, binding arbitration. In such event, the disputing parties first shall endeavor to: (i) choose a mutually acceptable alternative dispute resolution ("ADR") mechanism, including without limitation choosing one or more third party arbitrators; and (ii) set forth the general framework for the ADR process. If the disputing parties are unable to agree to a mutually acceptable ADR mechanism within ten (10) days from the date of the initial proposal from any party with respect thereto, the disputing parties shall take the actions set forth below.

            (d) Arbitration. All other disputes among the parties arising out of or relating to this Agreement that are not resolved as set forth above shall be resolved solely by binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C.
Section 1 et seq. All disputes as to whether any dispute is subject to arbitration shall also be settled by binding arbitration. Either party may commence arbitration proceedings at any time after the tenth (10th) day after notice from one party to the other of the inability of the parties to agree upon a mutually acceptable ADR mechanism as set forth above.

            (e) Arbitrator Selection. Any arbitration shall be conducted in the Redmond, Washington, metropolitan area (or such other area mutually agreeable to all parties) before a single arbitrator mutually selected by the parties thereto or, in the event the parties shall fail to agree, by a three-person panel acting pursuant to the Commercial Arbitration Rules and, if applicable at such time, the Streamlined Arbitration Rules and Procedures then in effect of the American Arbitration Association ("AAA"). To the extent, if any, that there is any conflict between the provisions of this Exhibit A and any applicable rules promulgated by the AAA, this Exhibit A shall be deemed duly modified to the extent necessary to obtain the agreement of the AAA to administer the arbitration proceedings. The three person arbitration panel shall consist of one arbitrator selected by each disputing party (or group of parties with common interests) and one arbitrator selected by the first two arbitrators. In the event that any disputing party shall fail to appoint timely an arbitrator, or in the event that the first two arbitrators fail to reach agreement within ten (10) days as to the presiding arbitrator, any disputing party may request the AAA to appoint such arbitrator. Before submitting a list of potential arbitrators to the parties for their consideration, the AAA shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. Each arbitrator shall be a currently licensed lawyer in the United States of America with at least ten (10) years experience.

            (f) Proceedings.

                  (i) The parties shall commence arbitration proceedings within thirty (30) days following the selection of the final arbitrator. The presentation of evidence shall be governed by the Federal Rules of Evidence. Discovery shall be controlled by the arbitrator/panel. The arbitrator/panel shall have the right to employ experts to assist in any proceeding.

                  (ii) Each party shall have the right to file pre-hearing dispositive motions with the arbitrator/panel, pursuant to which the arbitrator/panel may render a final, binding determination and issue an award, if any.

                  (iii) The arbitrator(s) shall be and remain at all times wholly independent and neutral.

                  (iv) If a party to an arbitration proceeding refuses to provide any evidence or documentation that the arbitrator(s) order(s) produced, such party shall be precluded from referring to such evidence or documentation in the course of asserting any claim or defense in such proceeding.

                  (v) The award shall be made on an expedited basis within thirty (30) days of the final hearing or, if there is not a hearing, within thirty (30) days of the submission of all papers.

                  (vi) Any party may be represented by counsel or any person whom such party designates at any stage of the arbitration process. A party who intends to be represented shall notify the other party and the AAA of the name and address of the representative at least ten (10) days prior to the date set for the hearing or conference at which the person is first to appear.

            (g) Arbitration Award. Unless the parties to the arbitration agree otherwise, any arbitration award made shall:

                  (i) be reduced to writing and, if requested by any party, set forth the arbitrator's/panel's findings of fact and conclusions of law;

                  (ii) afford any such remedy as is within the scope of the Agreement, provided, however, that multiple, special, exemplary, consequential or punitive damages shall not be awarded except in connection with a finding of fraud or willful misconduct or except for damages of such nature as may be owing by the prevailing party to third persons where the arbitration relates to a claim for indemnity by such party for such damages;

                  (iii) be made on an expedited basis to the extent feasible;

                  (iv) be final and binding upon the parties, without any right of further appeal absent fraud or intentional malfeasance by the arbitrator/panel, and may be entered for enforcement in any court of competent jurisdiction, or an application may be made to any such court for a judicial acceptance of such award and an order of enforcement, as the case may be. The award shall set forth any damages awarded in U.S. dollars and shall be promptly paid by the losing party to the prevailing party in U.S. dollars, free of deduction or offset except as provided for in the award, with interest thereon at the annual rate of 10% from the date of any breach or violation of this Agreement, as determined as part of the award, until paid in full. In no event shall any award require any party to pay the fees and expenses incurred by the other party, provided, however, that, to the extent allowed by applicable law, any losing party resisting enforcement of any such award shall also be responsible for reimbursing the prevailing party for any fees and expenses incurred by such prevailing party incident to the enforcement thereof.

            (h) Confidentiality. Each party will participate in any such arbitration in good faith and will (and will cause its representatives, employees and affiliates to, and will request each participant in any ADR mechanism and each arbitrator to) hold the existence, content and result of any dispute in confidence except to the extent that disclosure of any such information is required by law.

            (i) No Default Award. The arbitration shall proceed in the absence of a disputing party who, after due notice, fails to answer or appear. An award shall not be made solely upon the default of any such party, but the arbitrator/panel shall require each party that is present to submit such evidence as the arbitrator/panel may determine is reasonably necessary to make an award.

            (j) Absence of Arbitrator. If an arbitrator, whether sole or part of a panel, should die, withdraw or otherwise become incapable of serving, or should such arbitrator refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator and, subject to the rules applicable to the ADR process or arbitration applicable in such circumstances, the dispute resolution process shall continue.

            (k) Defense to Actions. This dispute resolution policy shall be a complete defense to any suit, action or proceeding instituted before any court or agency with respect to any matter resolvable hereunder, provided, however, that, notwithstanding this provision, any party may seek interim judicial relief in aid of ADR or arbitration, to prevent a violation of this Agreement pending ADR or arbitration or to enforce any ADR or arbitration award.